Exhibit 99.1

EXCO RESOURCES, INC. CLOSES $725 MILLION PARTNERSHIP

WITH HARBINGER GROUP INC. RELATED TO CONVENTIONAL

OIL AND NATURAL GAS PROPERTIES IN TEXAS AND LOUISIANA

DALLAS, TEXAS, February 15, 2013…EXCO Resources, Inc. (NYSE: XCO) (“EXCO”) announced today that it closed its conventional oil and natural gas partnership (the “Partnership”) with Harbinger Group Inc. (NYSE: HRG) (“HGI”), effective February 14, 2013, and received net proceeds of $573.3 million, after preliminary closing adjustments. The cash proceeds received by EXCO were used to repay a portion of its revolving credit facility. EXCO’s revolving credit facility now has a $900 million borrowing base with $541 million drawn.

The Partnership holds conventional oil and natural gas assets previously owned by EXCO in West Texas, including and above the Canyon Sand formation, as well as in the Danville, Waskom, Holly and Vernon fields in East Texas and North Louisiana, including and above the Cotton Valley formation. Under the terms of the definitive agreements announced on November 5, 2012, the Partnership acquired the oil and natural gas assets from EXCO for $725 million of total consideration. The purchase by the Partnership was funded with approximately $225 million of bank debt, $348.3 million (after preliminary closing adjustments) in cash contributed from HGI and $119.2 million (after preliminary closing adjustments) in oil and natural gas properties and related assets being contributed by EXCO. EXCO has a 50% interest in the general partner of the Partnership and a 24.5% limited partnership interest in the Partnership. After giving effect to the 2% general partner interest in the Partnership, EXCO and HGI own an economic interest in the Partnership of 25.5% and 74.5%, respectively. The Partnership will be governed by a Board of Directors of the general partner consisting of two EXCO directors and two HGI directors. EXCO will continue to manage and operate the assets as contract operator of the properties and provide services pursuant to contract operating and administrative service agreements with the Partnership.

EXCO and HGI intend to opportunistically add incremental cash flow to the Partnership through the acquisition of other mature, conventional assets over time. On February 14, 2013, the Partnership agreed to acquire certain conventional oil and natural gas assets in the Danville, Waskom and Holly fields in East Texas and North Louisiana, including and above the Cotton Valley formation, from an affiliate of BG Group plc for $132.5 million, with an economic effective date of January 1, 2013 and subject to customary closing adjustments. These properties represent an incremental working interest in properties that EXCO contributed to the Partnership. This transaction is expected to close in March 2013. The Partnership intends to fund the acquisition using its revolving credit agreement. In connection with this acquisition, EXCO and

BG Group plc agreed to remove these assets from their East Texas/North Louisiana joint venture arrangement, including the termination of the area of mutual interest that was previously applicable to shallow rights acquisitions in the East Texas/North Louisiana area.

Douglas H. Miller, EXCO’s Chief Executive Officer, commented, “We are pleased to finalize the private partnership transaction with Harbinger Group and look forward to a long and profitable association. This partnership vehicle allows our companies the opportunity to capitalize on a robust market for conventional assets and to build a very substantial entity over the next few years. We are appreciative of the efforts of our collective teams in getting this transaction closed.”

The foregoing summary does not purport to be a complete description of the transaction and related agreements. Interested parties should read EXCO’s other announcements and public filings regarding this transaction and related agreements by reviewing EXCO’s filings with the Securities and Exchange Commission (www.sec.gov). We will provide additional financial and operating data in connection with our 2012 earnings release scheduled for February 20, 2013 and the related conference call on February 21, 2013.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Harbinger Group Inc. (HGI) is a diversified holding company. HGI’s principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, personal care products, small household appliances, pet supplies, and home and garden pest control products. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting our website at www.excoresources.com. Our SEC filings and press releases can be found under the Investor Relations tab.

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission (“SEC”). EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

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